Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

sebastien_reyes@uhaul.com

AMERCO Announces Corporate Name Change, Non-Voting Common Stock Dividend and Other Actions Taken by the Board’s Independent Special Committee

Reno, Nev. (October 24, 2022) – AMERCO (Nasdaq: UHAL), the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, today announced that an Independent Special Committee of its Board of Directors has approved various actions, including a corporate name change and a 9-for-1 stock dividend of shares of a newly-created series of non-voting common stock of the Company.

“The committee set out to evaluate a variety of corporate actions aiming to attract and retain stockholders who align with the Company’s long-term outlook and to respond to input received from Company stockholders,” stated James J. Grogan, who was elected chair of the Independent Special Committee by his fellow committee members. “The actions we are directing are designed to enhance the marketability of the stock without consuming significant Company resources that should otherwise be deployed to provide a higher level of service to our customers and the do-it-yourself moving and self-storage public.”

Name Change

Long-term stockholders have encouraged the Company to change its name to attract new stockholders who may be unaware that AMERCO is the parent company of one of the most recognized brands in North America.  The Committee has approved changing the name of the Company to U-Haul Holding Company to help alleviate any perceived disconnect by institutional or retail investors alike.

AMERCO will change its name by the end of calendar year 2022.

Creation of the Non-Voting Common Stock

The Committee has authorized the creation of a new series of Common Stock, designated as Series N Non-Voting Common Stock. They have determined that this new series of stock would enhance liquidity and marketability while preserving the Company’s current voting structure and long-term orientation.  The Non-Voting Common Stock will have a par value of $0.001 per share.

Application to the Nasdaq Global Select Market has been made to list the new Non-Voting Common Stock under the ticker symbol Nasdaq: UHALB.  Shares of the Company’s Voting Common Stock will continue to trade under the ticker symbol Nasdaq: UHAL.

The Company’s articles of incorporation provide the Board with the authority to issue this additional series of Common Stock.  The Board delegated this authority to the Committee.

The holders of shares of Non-Voting Common Stock are entitled to receive on a per share basis dividends or distributions no less than the Company may pay from time to time on the Voting Common Stock.

Stock Dividend: Anticipated Trading Date of Newly Issued Stock

The Committee has approved issuance of shares of the Non-Voting Common Stock through a stock dividend, on a 9-for-1 basis, to all existing holders of the Company’s Voting Common Stock. The stock dividend is intended to have the same general effects as a 10-for-1 stock split.

Every holder of Voting Common will subsequently have ten (10) Common shares for every one (1) share held as of the record date. Nine (9) shares will be Non-Voting Common. One (1) share will be Voting Common. Together they will constitute exactly the same proportional ownership interest as the original one share.

The shares of Non-Voting Common Stock will be distributed after the close of trading on, or about, November 9, 2022, to stockholders of record of Voting Common Stock at the close of business on November 3, 2022. We anticipate trading of the 176,470,092 shares of Non-Voting Common Stock to begin on November 10, 2022.

Background of the Independent Special Committee

On April 6, 2022, the Company’s Board of Directors approved the creation of an Independent Special Committee to consider various matters and actions. The Board appointed the following independent directors to this Committee: James J. Grogan, Roberta “Sissie” R. Shank and Richard J. Herrera.  Mr. Grogan serves as chair of the Committee.

Promptly following its creation, the Committee retained financial advisors Moelis & Company, LLC and Richard C. Breeden & Co., LLC.  The Committee then examined multiple options aimed at enhancing the marketability and liquidity of the Company’s stock, with a particular focus on actions intended to make stock ownership more inclusive and accessible for retail investors, including team members and customers of the Company.

The Independent Special Committee remains an active committee of the Board.

“The Independent Special Committee has thoughtfully responded to feedback from Company stockholders while directing actions that support long-term value creation for customers and the organization,” stated Joe Shoen, chairman of AMERCO. “As a Company stockholder myself, I am excited by the potential effects of the Committee’s decisions.”

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company,

Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

AMERCO will change its name to U-Haul Holding Company by the end of calendar year 2022.

About U-Haul

Founded in 1945, U-Haul is the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers 895,000 rentable storage units and 76.6 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading “Best for Vets” employer and was recently named one of the 15 Healthiest Workplaces in America.